Filed pursuant to Rule 424(b)(3)

Registration No. 333-286880

PROSPECTUS SUPPLEMENT NO. 5

(to the Prospectus dated May 9, 2025)

Webull Corporation

Up to 147,445,012 Webull Class A Ordinary Shares,

Up to 6,792,000 Webull Private Warrants,

Up to 20,000,000 Webull Incentive Warrants

Up to 17,271,990 Webull Class A Ordinary Shares underlying Webull Warrants, and

Up to 20,913,089 Webull Class A Ordinary Shares underlying Webull Incentive Warrants

This prospectus supplement (this “Prospectus Supplement No. 5”) is part of the prospectus of Webull Corporation (the “Company”), dated May 9, 2025 (as supplemented to date, the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-286880) (the “Registration Statement”), related to (1) the offer and sale from time to time by the Selling Securityholders of up to (a) 147,445,012 Webull Class A Ordinary Shares (including up to 20,000,000 Webull Class A Ordinary Shares issuable upon exercise of the Incentive Warrants described in (c) immediately below), (b) 6,792,000 Webull Private Warrants held by Auxo and purchased by Auxo at $1.00 per warrant from SKGR prior to the assumption of such warrants by Webull in connection with the Business Combination, and (c) 20,000,000 Webull Incentive Warrants issued for no consideration in connection with the Business Combination to certain Existing Webull Shareholders; and (2) the issuance and sale by us of up to (a) 17,271,990 Webull Class A Ordinary Shares underlying Webull Warrants exercisable at $11.50 per share (subject to adjustment), including 6,792,000 Webull Private Warrants held by Auxo and which may be exercised on a cashless basis or at $11.50 per share (subject to adjustment), and (b) 20,913,089 Webull Class A Ordinary Shares underlying Webull Incentive Warrants that are initially exercisable at $10.00 per share (subject to adjustment) by certain Existing Webull Shareholders and by holders of SKGR Class A Ordinary Shares that did not redeem such shares in connection with the Business Combination.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 5 is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on July 17, 2025 and is included immediately following the cover page of this Prospectus Supplement No. 5.

This Prospectus Supplement No. 5 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 5 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 5, any amendments to the Registration Statement, subsequent supplements to the Prospectus or prior supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements to the Prospectus) carefully before you make your investment decision.

The Webull Class A Ordinary Shares and Webull Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BULL” and “BULLW”, respectively. On July 16, 2025, the last reported prices of the Webull Class A Ordinary Shares and Webull Warrants, as reported on the Nasdaq, were $12.90 and $4.89, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 5, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is July 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2025

Commission File Number: 001-42597

Webull Corporation

200 Carillon Parkway
St. Petersburg, Florida 33716

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40- F.

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Entry into a Material Definitive Agreement

On July 11, 2025, Webull Corporation (the “Company”), entered into a business combination agreement (the “BCA) with Feather Sound II Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”) and Webull Pay Inc. (“Webull Pay”), pursuant to which Webull Pay will merge with and into Merger Sub (the “Merger”), with Webull Pay surviving the Merger as a direct wholly owned subsidiary of the Company.

At the effective time of the Merger (the “Merger Effective Time”) (a) each Webull Pay ordinary share and preferred share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist, and in exchange each Webull Pay shareholder shall be entitled to receive its portion of the Merger consideration, which consists of a combination of Company’s Class A ordinary shares, par value $0.00001 per share (“Ordinary Shares”) and cash, and (b) each Webull Pay phantom share in effect prior to the Merger Effective Time shall automatically be cancelled and of no further force and effect, and in exchange each holder of Webull Pay phantom shares shall be entitled to receive a combination of Ordinary Shares and cash, as set forth in Exhibit A and Exhibit B to the BCA, respectively (the “Transaction”).

The BCA contains customary representations, warranties and covenants made by the parties, including covenants relating to obtaining the requisite corporate approvals and requisite approvals by applicable governmental authorities, and Webull Pay’s conduct of its business between the date of signing of the BCA and the closing.

The closing is expected to take place in August, subject to satisfaction or waiver of customary conditions including, among other things, that the representations and warranties of the parties are true, correct and complete as of the closing date, the performance by all parties of their respective covenants, agreements, and obligations, and the receipt of all required approvals, licenses, consents, and filings necessary to consummate the Transaction.

The BCA may be terminated at any time by mutual written agreement between the parties.

The Ordinary Shares to be issued pursuant to, and in accordance with, the BCA (the “Securities”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The Securities will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act.

The foregoing description of the BCA does not purport to be complete and is qualified in its entirety by the full text of the BCA, including the exhibits and schedules attached thereto, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

This Report on Form 6-K (this “Report”) and Exhibits 99.1 and 99.2 to this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such future filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release dated July 17, 2025.
99.2	Business Combination Agreement dated July 11, 2025, by and among Webull Corporation, Feather Sound II Inc. and Webull Pay Inc.

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this report or other statements of the Company are forward-looking statements, including statements related to the proposed Transaction, the expected timing of the Transaction and the ability of the parties to consummate the Transaction. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology.

All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this report, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs, of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and digital assets and their respective trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (14) the ability to meet, or continue to meet, stock exchange listing standards; (15) the possibility of adverse developments in pending or new litigation and regulatory investigations; (16) our ability to meet conditions precedents to consummate the Transaction on a timely basis or at all; (17) the risk that required government approvals for the Transaction are not obtained, (18) the risk that the business of the combined company will not be integrated successfully or that the anticipated benefits of the Transaction may not be realized, (19) risks related to significant disruptions in the cryptocurrency market that negatively impacts user engagement with cryptocurrency trading on our platform; (20) political, regulatory or economic changes that affect cryptocurrencies, including changes in the governance of a cryptocurrency; and (21) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the SEC, including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC. The foregoing list of factors is not exhaustive. Reported results should not be considered an indication of future performance. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this report should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WEBULL CORPORATION

Date: July 17, 2025	By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Chief Executive Officer

3

Exhibit 99.1

Webull Corporation to Consolidate Crypto Entities

Consolidation of Webull Pay Positions Webull Corp for Q3 Reintroduction of Crypto Trading on Webull Platform in the United States

St Petersburg, Fla., July 17, 2025 – Webull Corporation (NASDAQ: BULL), the owner of the Webull online investment platform, today announced that it will integrate Webull Pay LLC back into the Webull group. This important step advances Webull’s plan to reintroduce crypto trading to its global customer base following its launch in Brazil last month. Additional market rollouts are expected to take place later this year, including plans to make crypto trading available in the United States through the Webull app during the third quarter.

“The improving clarity of cryptocurrency regulations, both in the United States and internationally, underlies our decision to bring crypto trading back to our platform,” said Anthony Denier, Group President and U.S. CEO of Webull. “With this consolidation, the Company will be better positioned to meet the needs of our customers. We are excited about the evolution of the financial services industry as it begins to adopt blockchain technology, and we’ve already seen great success with our rollout in Brazil. We look forward to tapping additional markets this year.”

The arrangement is structured as a business combination that will result in the parent company of Webull Pay LLC, Webull Pay Inc., becoming a subsidiary of Webull Corporation. The business combination has been approved by a special committee of Webull Corporation’s board and the shareholders of Webull Pay Inc. Closing is subject to customary closing conditions, including regulatory approvals.

Crypto trading on the Webull platform is currently available in Brazil, with plans for expansion into additional markets in the coming months.

About Webull Corporation

Webull Corporation (NASDAQ: BULL) owns and operates Webull, a leading digital investment platform built on next-generation global infrastructure. Through its global network of licensed brokerages, Webull offers investment services in 14 markets across North America, Asia Pacific, Europe, and Latin America. Webull serves more than 24 million registered users globally, providing retail investors with 24/7 access to global financial markets. Users can put investment strategies to work by trading global stocks, ETFs, options, futures, fractional shares, and digital assets through Webull’s trading platform, which seamlessly integrates market data and information, its user community, and investor education resources. Learn more at www.webullcorp.com. You may also access certain information on Webull and its securities on the website of the SEC at http://www.sec.gov, where Webull will, among others, be filing reports, such as Reports on Form 6-K and its Annual Report on Form 20-F.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release or other statements of the Company are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology. All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this press release, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs, of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and digital assets and their respective trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (14) the ability to meet, or continue to meet, stock exchange listing standards; (15) the possibility of adverse developments in pending or new litigation and regulatory investigations; (16) our ability to meet conditions precedents to consummate the proposed business combination; (17) the risk that required government approvals for the proposed business combination are not obtained; (18) the risk that the business of the combined company will not be integrated successfully or that the anticipated benefits of the proposed business combination may not be realized; (19) risks related to significant disruptions in the cryptocurrency market that negatively impacts user engagement with cryptocurrency trading on our platform; (20) political, regulatory or economic changes that affect cryptocurrencies, including changes in the governance of a cryptocurrency; and (21) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the SEC, including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC. The foregoing list of factors is not exhaustive. Reported results should not be considered an indication of future performance. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this press release should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Webull Investor Relations
ir@webullcorp.com

Webull Media Relations
5W Public Relations
Nicholas Koulermos
Webull@5WPR.com
(212) 999 - 5585

Exhibit 99.2

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 11, 2025 (this “Agreement”), is made and entered into by and among (i) Webull Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”), (ii) Feather Sound II Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Merger Sub”), and (iii) Webull Pay Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Webull Pay”). Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, the Parties desire and intend to effect a business combination transaction whereby Webull Pay will merge with and into Merger Sub (the “Merger”), with Webull Pay surviving the Merger as a wholly owned subsidiary of the Company (Webull Pay, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Entity”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”).

Whereas, the Parties intend that the Merger shall qualify as either a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and hereby is, adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations section 1.368-2(g).

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Company, Merger Sub and Webull Pay agree as follows:

Article I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person;

“Business Day” means a day on which commercial banks are open for business in New York, U.S. and the Cayman Islands, except a Saturday, Sunday or public holiday;

“Class A Ordinary Shares” means the Class A ordinary shares of Webull Pay, par value $0.0001 per share;

“Class B Ordinary Shares” means the Class B ordinary shares of Webull Pay, par value $0.0001 per share;

“Company Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value $0.00001 per share;

“Control” means in relation to any Person, (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“DTC” means the Depository Trust Company;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Merger Consideration” means the sum of all Company Class A Ordinary Shares and cash receivable by Webull Pay Shareholders pursuant to Section 2.2(b)(ii);

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“Per Class A Ordinary Share Merger Consideration” means $0.7582;

“Per Class B Ordinary Share Merger Consideration” means $0.7582;

“Per Series A-1 Preferred Share Merger Consideration” means $0.7582;

“Per Series A-2 Preferred Share Merger Consideration” means $0.7582;

“Per Series A-3 Preferred Share Merger Consideration” means $0.7582;

“Per Series B-1 Preferred Share Merger Consideration” means $0.7582;

“Per Series B-2 Preferred Share Merger Consideration” means $0.7582;

“Per Series B-3 Preferred Share Merger Consideration” means $0.7582;

“Per Series C Preferred Share Merger Consideration” means $0.7582;

“Per Series D Preferred Share Merger Consideration” means $0.7582;

“Phantom Share Payment Amount” means the sum of all Company Class A Ordinary Shares and cash receivable by the Webull Pay Phantom Holder pursuant to Section 2.2(b)(iii);

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Series A-1 Preferred Shares” means the Series A-1 Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series A-2 Preferred Shares” means the Series A-2 Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series A-3 Preferred Shares” means the Series A-3 Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series B-1 Preferred Shares” means the Series B-1 Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series B-2 Preferred Shares” means the Series B-2 Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series B-3 Preferred Shares” means the Series B-3 Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series C Preferred Shares” means the Series C Preferred Shares of Webull Pay, par value $0.0001 per share;

“Series D Preferred Shares” means the Series D Preferred Shares of Webull Pay, par value $0.0001 per share;

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period;

“Webull Pay Phantom Holder” means any holder of Webull Pay Phantom Shares, as set forth in Exhibit B;

“Webull Pay Phantom Shares” means the “phantom shares” granted by Webull Pay to participants that represent the right to receive, upon the occurrence of the Closing, a payment per phantom share equal to the Per Class A Ordinary Share Merger Consideration, subject to the terms and conditions of the applicable phantom share grant agreement entered into between Webull Pay and each participant. For the avoidance of doubt, there shall be no Webull Pay Phantom Shares after the Merger Effective Time;

“Webull Pay Shareholder” means any holder of any Webull Pay Shares, as set forth in Exhibit A;

“Webull Pay Shares” means the Class A ordinary shares, the Class B ordinary shares, and the preferred shares, including series A-1 preferred shares, series A-2 preferred shares, series A-3 preferred shares, series B-1 preferred shares, series B-2 preferred shares, series B-3 preferred shares, series C preferred shares and series D preferred shares, each with a par value of $0.0001, in the share capital of Webull Pay. For the avoidance of doubt, there shall be no Webull Pay Shares after the Merger Effective Time;

“Transaction Documents” means, collectively, this Agreement, the Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them; and

“U.S.” means the United States of America.

Article II

TRANSACTIONS; CLOSING

Section 2.1 The Merger. At the Merger Effective Time (as defined in Section 2.2(b)(i) below), upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Merger (as defined in Section 2.2(b)(i) below), and the Cayman Act, Merger Sub and Webull Pay shall consummate the Merger, pursuant to which Webull Pay shall merge with and into Merger Sub, following which the separate corporate existence of Merger Sub shall cease and Webull Pay shall continue as the surviving entity after the Merger and as a direct, wholly owned subsidiary of the Company.

Section 2.2 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”, and the day on which the Closing occurs, the “Closing Date”) shall take place remotely by exchange of documents on the first Business Day after the first date on which all the conditions set forth in Article V that are required hereunder to be satisfied on or prior to the Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time or in such other manner as may be agreed upon by Webull Pay and the Company.

(b) Prior to or on the Closing Date:

(i)  Webull Pay and Merger Sub shall execute a plan of merger substantially in the form attached as Exhibit C hereto (the “Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the Merger effective (collectively, the “Merger Filing Documents”), and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands) as Merger Sub and Webull Pay may agree and specify in the Plan of Merger pursuant to the Cayman Act (the “Merger Effective Time”);

(ii) the Company shall pay, or cause to be paid, to the Webull Pay Shareholders: (A) in respect of each Class A Ordinary Share, the Per Class A Ordinary Share Merger Consideration; (B) in respect of each Class B Ordinary Share, the Per Class B Ordinary Share Merger Consideration; (C) in respect of each Series A-1 Preferred Share, the Per Series A-1 Preferred Share Merger Consideration; (D) in respect of each Series A-2 Preferred Share, the Per Series A-2 Preferred Share Merger Consideration; (E) in respect of each Series A-3 Preferred Share, the Per Series A-3 Preferred Share Merger Consideration; (F) in respect of each Series B-1 Preferred Share, the Per Series B-1 Preferred Share Merger Consideration; (G) in respect of each Series B-2 Preferred Share, the Per Series B-2 Preferred Share Merger Consideration; (H) in respect of each Series B-3 Preferred Share, the Per Series B-3 Preferred Share Merger Consideration; (I) in respect of each Series C Preferred Share, the Per Series C Preferred Share Merger Consideration; and (J) in respect of each Series D Preferred Share, the Per Series D Preferred Share Merger Consideration. The aggregate Merger Consideration payable to each Webull Pay Shareholder shall be payable in a combination of cash and Company Class A Ordinary Shares as set forth opposite each such Webull Pay Shareholder’s name in the column titled “Merger Consideration” in Exhibit A, with each Company Class A Ordinary Share having a value of $12.130, which shall be the VWAP of the Company Class A Ordinary Shares for the 30 trading day period ending on the trading day prior to the date of this Agreement, subject to adjustment for any stock dividend, stock split, stock combination, reclassification, or other similar transaction; and

(iii) the Company shall pay, or cause to be paid, to the Webull Pay Phantom Holder, in respect of each Webull Pay Phantom Share, an amount equal to the Per Class A Ordinary Share Merger Consideration. The aggregate Phantom Share Payment Amount payable to the Webull Pay Phantom Holder shall be payable in a combination of cash and Company Class A Ordinary Shares as set forth opposite such Webull Pay Phantom Holder’s name in the column titled “Phantom Share Payment Amount” in Exhibit B, with each Company Class A Ordinary Share having a value of $12.13, which shall be the VWAP of the Company Class A Ordinary Shares for the 30 trading day period ending on the trading day prior to the date of this Agreement, subject to adjustment for any stock dividend, stock split, stock combination, reclassification, or other similar transaction.

Section 2.3 Effect of the Merger.

(a) General. The effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, and the Surviving Entity shall thereafter exist as a wholly owned subsidiary of the Company and the separate corporate existence of Merger Sub shall cease to exist.

(b) Constitutional Documents of the Surviving Entity. At the Merger Effective Time, the memorandum and articles of association of Webull Pay, as in effect immediately prior to the Merger Effective Time, shall be the memorandum and articles of association of the Surviving Entity.

(c) Directors and Officers of the Surviving Entity. At the Merger Effective Time, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall resign and the directors and officers of Webull Pay immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the constitutional documents of the Surviving Entity.

(d) Effect of the Merger on Webull Pay Shares. On the terms and subject to the conditions set forth herein, by virtue of the Merger and without any further action on the part of any Party or any other Person, at the Merger Effective Time, each Webull Pay Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist. In exchange, each Webull Pay Shareholder shall be entitled to receive its portion of the Merger Consideration as provided in Section 2.2(b)(ii). As of the Merger Effective Time, each Webull Pay Shareholder shall cease to have any other rights in and to such Webull Pay Shares.

(e) Effect of the Merger on Webull Pay Phantom Shares. On the terms and subject to the conditions set forth herein, by virtue of the Merger and without any further action on the part of any Party or any other Person, at the Merger Effective Time, each Webull Pay Phantom Share in effect immediately prior to the Merger Effective Time shall automatically be cancelled and of no further force or effect. In exchange, the Webull Pay Phantom Holder shall be entitled to receive the Phantom Share Payment Amount as provided in Section 2.2(b)(iii). As of the Merger Effective Time, the Webull Pay Phantom Holder shall cease to have any other rights in and to such Webull Pay Phantom Shares.

(f) Effect of the Merger on Issued Shares of Merger Sub. On the terms and subject to the conditions set forth herein, by virtue of the Merger and without any further action on the part of any Party or any other Person, at the Merger Effective Time, each share of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time shall automatically convert into one class A ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary share of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

Section 2.4 Disbursement of Merger Consideration and Phantom Share Payment Amount. Notwithstanding anything to the contrary contained herein, any obligation of the Company under this Agreement to (x) issue Company Class A Ordinary Shares as part of the Merger Consideration payable to Webull Pay Shareholders pursuant to Section 2.2(b)(ii) or (y) issue Company Class A Ordinary Shares as part of the Phantom Share Payment Amount payable to the Webull Pay Phantom Holder pursuant to Section 2.2(b)(iii) shall be satisfied by the Company issuing such Company Class A Ordinary Shares, and shall be deemed to have been satisfied upon issuance of such Company Class A Ordinary Shares to the DTC or to such other clearing service (or its nominee) as may be necessary or expedient, and each Webull Pay Shareholder and Webull Pay Phantom Holder shall hold such Company Class A Ordinary Shares in book-entry form or through a holding of the DTC or its nominee or the relevant clearing service, who will be the holder of record of such Company Class A Ordinary Shares. For the avoidance of doubt, the Company shall have no obligation to register, or to take any action to cause the registration of, any of the Company Class A Ordinary Shares issued as part of the Merger Consideration or as part of the Phantom Share Payment Amount under any applicable securities Laws.

Section 2.5 Withholding. Each of the Parties and any other applicable withholding agent (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. Other than in respect of amounts subject to compensatory withholding, the Parties (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Parties (or their respective Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Laws. To the extent that amounts are so deducted or withheld by the Parties (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6 Tax Treatment. The Parties hereto (a) agree that the Merger is intended to qualify as either a tax-free transaction under Section 351 of the Code or a reorganization within the meaning of Section 368(a) of the Code, and shall not take any position on any tax return contrary to such treatment unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, and (b) adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Treasury Regulations section 1.368-2(g) and U.S. Treasury Regulations section 1.368-3(a). Notwithstanding anything in this Section 2.6 or otherwise in this Agreement to the contrary, each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement. Each of the Parties hereto further acknowledges and agrees that (y) it is not a condition to the Closing that the Merger qualify as either a tax-free transaction under Section 351 of the Code or a reorganization within the meaning of Section 368(a) of the Code and (z) none of the Company, the Merger Sub, or Webull Pay shall have any liability or obligation to any Person if the transactions contemplated by this Agreement do not so qualify.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY and merger sub

The Company and Merger Sub jointly and severally represent and warrant to Webull Pay on the date of this Agreement and the Closing Date (except for such representations and warranties that speak as of a specified date, in which case, such representations and warranties shall be made as of such specified date) as follows:

Section 3.1 Organization and Standing. It is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or establishment.

Section 3.2 Authorization. It has all requisite power, authority and capacity to enter into this Agreement and the other Transaction Documents and to perform its obligations thereunder. This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by it. This Agreement and the other Transaction Documents, when executed and delivered by each of the other Parties hereto, will constitute its valid and legally binding obligations, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

Section 3.3 Consents and Approvals. Each approval, authorization, release, order, consent, license, permit or waiver which is required to be obtained or made by it in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated thereunder, has been obtained or will have been obtained prior to and be effective as of the Closing Date.

Section 3.4 No Violation. Neither the execution and delivery of this Agreement and the other Transaction Documents nor the full performance of its obligations thereunder violates any applicable Law to which it is subject or its constitutional documents, in each case except as would not, individually or in the aggregate, be expected to have any material adverse effect on its ability to consummate the transactions contemplated thereunder.

Article IV

REPRESENTATIONS AND WARRANTIES OF Webull Pay

Webull Pay represents and warrants to the Company and Merger Sub on the date of this Agreement and the Closing Date (except for such representations and warranties that speak as of a specified date, in which case, such representations and warranties shall be made as of such specified date) as follows:

Section 4.1 Organization and Standing. Webull Pay is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or establishment.

Section 4.2 Authorization. Webull Pay has all requisite power, authority and capacity to enter into this Agreement and the other Transaction Documents and to perform its obligations thereunder. This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by Webull Pay. This Agreement and the other Transaction Documents, when executed and delivered by each of the other Parties hereto, will constitute valid and legally binding obligations of Webull Pay, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

Section 4.3 Consents and Approvals. Each approval, authorization, release, order, consent, license, permit or waiver which is required to be obtained or made by Webull Pay in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated thereunder, has been obtained or will have been obtained prior to and be effective as of the Closing Date.

Section 4.4 No Violation. Neither the execution and delivery of this Agreement and the other Transaction Documents nor the full performance of its obligations by Webull Pay thereunder violates any applicable Law to which Webull Pay is subject or any constitutional document of Webull Pay, in each case except as would not, individually or in the aggregate, be expected to have any material adverse effect on the ability of Webull Pay to consummate the transactions contemplated thereunder.

Section 4.5 Capitalization. As of the date hereof, the (A) authorized and (B) issued and outstanding share capital of Webull Pay consist of the following: (i) 381,196,454 and 40,465,518 Class A Ordinary Shares, respectively; (ii) 33,561,948 and nil Class B Ordinary Shares, respectively; (iii) 15,181,000 and 2,387,878 Series A-1 Preferred Shares, respectively; (iv) 14,244,000 and 1,458,768 Series A-2 Preferred Shares, respectively; (v) 2,828,899 and 429,713 Series A-3 Preferred Shares, respectively; (vi) 13,111,999 and 2,091,599 Series B-1 Preferred Shares, respectively; (vii) 9,090,900 and nil Series B-2 Preferred Shares, respectively; (viii) 2,100,000 and nil Series B-3 Preferred Shares, respectively; (ix) 13,684,800 and 9,123,200 Series C Preferred Shares, respectively; and (x) 15,000,000 and 8,423,387 Series D Preferred Shares, respectively. All issued and outstanding Webull Pay Shares have been duly authorized and validly issued, are fully paid and non-assessable. Except as set forth above, there are no issued, reserved for issuance, or outstanding shares of capital stock, options, warrants, convertible securities, subscription rights, or other rights to acquire or obligations to issue shares of capital stock or any other equity interests of Webull Pay. The Webull Pay Phantom Shares do not constitute equity interests of Webull Pay.

Section 4.6 Subsidiaries. Webull Pay does not own, directly or indirectly, any capital stock of, or equity interest in, any other Person, other than the following wholly owned subsidiaries (each, a “Webull Pay Subsidiary” and collectively, the “Webull Pay Subsidiaries”): (i) Webull Pay (Australia) Pty. Ltd., a company limited by shares organized under the laws of New South Wales; (ii) Webull Pay Pte. Ltd., a private company limited by shares organized under the laws of Singapore; and (iii) Webull Pay Holdings (US) Inc., a corporation organized under the laws of the State of Delaware, which owns all of the issued and outstanding equity interests of Webull Pay LLC, a limited liability company organized under the laws of the State of Delaware. All issued and outstanding shares or equity interests, as applicable, of each such Webull Pay Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable. Except as set forth above, there are no issued, reserved for issuance, or outstanding shares of capital stock, options, warrants, convertible securities, subscription rights, or other rights to acquire or obligations to issue any shares or equity interests, as applicable, of any Webull Pay Subsidiary. Each Webull Pay Subsidiary is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or establishment and is duly qualified to do business and in good standing in each other place or establishment where such qualification is required for the proper conduct of its business.

Section 4.7 Financial Statements. Webull Pay has made available to the Company true and correct copies of the financial statements of Webull Pay and the Webull Pay Subsidiaries. Such financial statements fairly present, in all material respects, the financial position and results of operations of Webull Pay and the Webull Pay Subsidiaries as of the respective dates, and for the periods, indicated therein.

Section 4.8 No Undisclosed Liabilities. Neither Webull Pay nor any of the Webull Pay Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) reflected or reserved against in the financial statements made available to the Company, (ii) incurred in the ordinary course of business, or (iii) in connection with the transactions contemplated by this Agreement or the other Transactional Documents, without limitation, including with respect of the Webull Pay Phantom Shares.

Section 4.9 Compliance with Laws. Except as would not, individually or in the aggregate, be reasonably expected to have any material adverse effect to the business of Webull Pay and the Webull Pay Subsidiaries, taken as a whole, (i) Webull Pay and the Webull Pay Subsidiaries are, and have been, in compliance with all applicable Laws and (ii) neither Webull Pay nor any of the Webull Pay Subsidiaries is or has been subject to any pending or threatened legal action or investigation by any Governmental Authority, in each case with respect to any violation of any applicable Laws.

Section 4.10 Tax Matters. Webull Pay and each Webull Pay Subsidiary has (i) timely filed all material tax returns required to be filed by it, and all such tax returns are true, correct and complete in all material respects, (ii) paid all material taxes required to be paid by it and (iii) withheld and timely paid to the appropriate tax authorities all material amounts required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no pending or threatened audits, examinations, investigations, assessments, deficiencies, claims or other proceedings with respect to any material taxes of Webull Pay or any Webull Pay Subsidiary. There are no liens for taxes on any assets of Webull Pay or any Webull Pay Subsidiary.

Section 4.11 Agreements in Force and Effect. Each of the material contracts of Webull Pay and the Webull Pay Subsidiaries is (i) in full force and effect and (ii) constitutes the legal, valid and binding obligation of Webull Pay or such Webull Pay Subsidiary party thereto.

Section 4.12 No Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of Webull Pay and the Webull Pay Subsidiaries, taken as a whole, (i) there is no legal action pending or threatened in writing or affecting Webull Pay or any Webull Pay Subsidiary, and (ii) there is no judgment or award unsatisfied against Webull Pay or any Webull Pay Subsidiary, nor is there any Governmental Order in effect and binding on and specific to Webull Pay or any Webull Pay Subsidiary or any of their assets or properties.

Section 4.13 Anti-Corruption Matters. Neither Webull Pay nor any Webull Pay Subsidiary, any of their respective directors or officers, employees, agents or any other Persons acting for or on behalf of Webull Pay or any Webull Pay Subsidiaries has at any time violated any applicable anti-bribery, anti-corruption or anti-money laundering laws or sanctions.

Section 4.14 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated thereunder.

Article V

CONDITIONS TO OBLIGATIONS

Section 5.1 Conditions to Obligations of the Company and Merger Sub at Closing. The obligations of the Company and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Closing, of each of the following conditions, unless otherwise waived by the Company:

(a) The representations and warranties of Webull Pay contained in Article IV shall be true, correct and complete when made, and shall be true, correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, except in each case for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true, correct and complete as of such particular date;

(b) Webull Pay shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it prior to the Closing;

(c) All corporate proceedings that are required under the Laws of its place of incorporation and its constitutional documents in connection with the transactions contemplated under this Agreement and the other Transaction Documents and the execution, delivery and performance of this Agreement and the other Transaction Documents on the part of Webull Pay shall have been completed;

(d) There shall not be in effect any Law or Governmental Order of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and

(e) Webull Pay shall have obtained any and all approvals, licenses, consents, filings and waivers that are required to be obtained by it in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.2 Conditions to Obligations of Webull Pay at Closing. The obligations of Webull Pay to consummate the Merger are subject to the fulfillment, on or prior to the Closing, of each of the following conditions, unless otherwise waived by Webull Pay:

(a) The representations and warranties of the Company and Merger Sub contained in Article III shall be true, correct and complete when made, and shall be true, correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, except in each case for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true, correct and complete as of such particular date;

(b) The Company and Merger Sub shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them prior to the Closing;

(c) All corporate proceedings that are required under the Laws of its place of incorporation and its constitutional documents in connection with the transactions contemplated under this Agreement and the other Transaction Documents and the execution, delivery and performance of this Agreement and the other Transaction Documents on the part of the Company and Merger Sub shall have been completed;

(d) There shall not be in effect any Law or Governmental Order of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and

(e) The Company and Merger Sub shall have obtained any and all approvals, licenses, consents, filings and waivers that are required to be obtained by them in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Article VI

Covenants

Section 6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, Webull Pay shall, and shall cause each Webull Pay Subsidiary to, (a) conduct its business in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact its current organization and business and to preserve the rights, goodwill and relationships of its employees, customers, lenders, vendors, regulators and others having business relationships with it.

Section 6.2 Access to Information. From the date hereof until the Closing, Webull Pay shall, and shall cause each Webull Pay Subsidiary to, (a) afford the Company full and free access to and the right to inspect all of their respective properties, assets, premises, books and records, contracts and other documents and data and (b) furnish the Company with such financial, operating and other data and information as the Company may reasonably request. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Webull Pay and the Webull Pay Subsidiaries. No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Webull Pay in this Agreement.

Section 6.3 Approvals and Consents.

(a) Each Party shall, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and all third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Notwithstanding the foregoing, nothing in this Section 6.3 shall require, or be construed to require, either Party or any of its respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such Party or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect on such Party or materially and adversely impact the economic or business benefits to such Party of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Article VII

MISCELLANEOUS

Section 7.1 Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.2 Successors and Assigns. Except as otherwise provided in this Agreement, the rights and obligations of the Parties hereunder will be binding upon and inure to the benefit of such Party’s respective successors, assigns, heirs, executors, administrators and legal representatives. No Party to this Agreement may assign, whether voluntarily or by operation of Law, any of its rights and obligations under this Agreement, without the prior written consent of the other Parties.

Section 7.3 Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Section 7.4 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and upon such delivery the signature will be deemed to have the same effect as if the original signature had been delivered to the other Parties.

Section 7.6 Amendments and Waivers. Neither this Agreement nor any provision may be amended except by written agreement signed by the Parties. No waiver of any breach or default shall be considered valid unless in writing and signed by the Party against whom the waiver shall be enforced, and no such waiver shall be deemed a waiver of any subsequent breach or default. Any amendment or waiver effected in accordance with this Section 7.6 shall be binding upon all Parties hereto and their respective assigns.

Section 7.7 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the principles of conflicts of law thereof that would apply the Laws of another jurisdiction; provided, however, that any matters relating to the incorporation, existence, or internal corporate governance of any Party shall be governed by and construed in accordance with the Laws of the Cayman Islands.

(b) Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in New York City, the State of New York in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of the State of New York in any such arbitration. There shall be three (3) arbitrators. The claimant shall select one (1) arbitrator, and the respondent shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the claimant and respondent. The arbitration shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing Party its reasonable costs and attorney fees. The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance, and lost profits. The validity, construction and interpretation of this dispute resolution clause shall be governed by the Laws of the State of New York.

Section 7.8 Confidentiality. Each Party hereto agrees that it will keep confidential and will not disclose or use for any purpose any information about the terms and conditions of this Agreement and the other Transaction Documents (including all exhibits and schedules attached hereto and thereto), and the transactions contemplated hereby (including their existence, and all information furnished by any Party hereto and by representatives of such Party to the other Parties hereof or any of the representatives of such Party) unless otherwise agreed by the other Parties.

Section 7.9 Termination. At any time prior to the Closing, this Agreement may be terminated by mutual written agreement between the Company and Webull Pay.

[Remainder of page intentionally left blank]

In Witness Whereof the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Webull Corporation

By:	/s/ William Houlihan
Name:	William Houlihan
Title:	Director

Feather Sound II Inc.

By:	/s/ Benjamin James
Name:	Benjamin James
Title:	Director

Webull Pay Inc.

By:	/s/ Anquan Wang
Name:	Anquan Wang
Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A

Allocation of merger consideration

	Merger Consideration
Name of Webull Pay Shareholder	Total	Cash	Company Class A Ordinary Shares
Water Castle Az Inc.	$21,130,216.41	$10,565,108.20	870,989
NotNull Inc.	$4,316,384.69	$2,158,192.35	177,921
Webull Partners Limited	$2,587,960.19	$1,293,980.10	106,676
PEAK6 Group LLC	$5,094,789.41	$2,547,394.70	210,007
HS Investments IV Limited	$4,931,268.85	–	406,534
SIG Global China Fund I, LLLP	$4,885,241.68	$2,442,620.84	201,370
WB-UDD2021 LP	$493,127.42	$246,563.71	20,326
HSG Growth VI Holdco F, Ltd.	$2,337,676.76	$1,168,838.38	96,359
Coatue PE Asia 55 LLC	$1,803,351.14	$901,675.57	74,334
General Atlantic Singapore WB Pte. Ltd	$1,232,817.02	$616,408.51	50,816

Exhibit B

ALLOCATION OF phantom share payment

	Phantom Share Payment Amount
Name of Webull Pay Phantom Holder	Total	Cash	Company Class A Ordinary Shares
Webull Partners Limited	$11,187,166.43	$5,593,583.21	461,136

Exhibit C

Plan of Merger

[Omitted]